Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Receives CE Mark Certification for the Maestro System for Obesity Therapy

ST. PAUL, Minn., March 9, 2009 - EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, its associated co-morbidities, and other gastrointestinal disorders, announced today that it has received CE Mark approval of VBLOC™ Therapy delivered via the Maestro™ System for the treatment of obesity. The Maestro System is the first to treat obesity using neuroblocking technology and represents a less invasive alternative to existing surgical weight loss procedures, which alter digestive system anatomy, lifestyle and food choices and may present significant risks.

"Obesity is a growing epidemic worldwide," said President and CEO Mark B. Knudson, Ph.D. "VBLOC Therapy is a treatment innovation that offers individuals the promise of significant weight loss without having to accept nutritional, lifestyle and safety compromises. CE Mark approval represents a major milestone for EnteroMedics and is the first step in our global commercialization strategy."

CE Mark approval gives EnteroMedics the ability to market the Maestro System to countries of the European Economic Area. VBLOC Therapy is undergoing clinical testing in the United States and Australia in a pivotal trial known as the EMPOWER study. Provided a positive outcome from the study, EnteroMedics will use data from the EMPOWER trial to support a premarket approval (PMA) application for the Maestro System, which it expects to submit to the U.S. Food and Drug Administration in late 2009.

About VBLOC Therapy

EnteroMedics developed VBLOC™ vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro™ System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness. Preliminary results from the feasibility study conducted outside the U.S., which includes 38 patients, indicate that the Maestro System may provide durable and ongoing weight-loss for people with obesity. Follow up data show excess weight loss, or EWL, of 37.6% in 9 patients at 18 months of VBLOC Therapy and 28.1% in 17 patients at 12 months of therapy. To date, no deaths or unanticipated adverse device events have been reported.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics' proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved Investigational Device Exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. EnteroMedics is currently recruiting patients outside of the United States for a feasibility study examining VBLOC Therapy's effects on blood glucose levels in diabetic patients. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as "risk factors" in the Company's Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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